Exhibit 3.5

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street	WY Secretary of State
Cheyenne, WY 82002-0020	FILED: 09/01/2021 09:56 AM
Ph. 307.777.7311	Original ID: 2021-001000290
Email: Business@wyo.gov	Amendment ID: 2021-003306456

Profit Corporation

Articles of Amendment

1. Corporation name:

(Name must match exactly to the Secretary of State’s records.)

Vocodia Holdings Corp

2. Article number(s)	V	is amended as follows:

*See checklist below for article number information.

The Corporation is authorized to issue the following number of shares, which shall be divided into two classes of stock and have the rights referenced below:

Common Stock: 96,000,000 with a par value of $0.0001, with each share of Common Stock having 1 vote per share.

Preferred Stock: 4,000,000 with a par value of $0.0001, with each share of Preferred Stock having 1,000 votes per share.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on	05/02/2021
(Date - mm/dd/yyyy)

5. Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

✔	Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature:	/s/ Brian Podolak	Date:	8/6/2021
(May be executed by Chairman of Board, President or another of its officers.)			(mm/dd/yyyy)

Print Name:	Brian Podolak	Contact Person:	Brian Podolak

Title:	President	Daytime Phone Number:	561-484-5234

Email:	brian@vocodia.com
(An email address is required. Email(s) provided will receive important reminders, notices and filing evidence.)

Checklist

Filing Fee: $60.00 Make check or money order payable to Wyoming Secretary of State.
Processing time is up to 15 business days following the date of receipt in our office.
*Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. Article number(s) is not the same as the filing ID number.
Please mail with payment to the address at the top of this form. This form cannot be accepted via email.
Please review the form prior to submission. The Secretary of State’s Office is unable to process incomplete forms.